As filed with the Securities and Exchange Commission on May 5, 2017

Registration No. 333-216006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTMAN KODAK COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	16-0413150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

343 State Street

Rochester, NY 14650

(585) 724-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sharon E. Underberg

General Counsel, Secretary and Senior Vice President

343 State Street

Rochester, NY 14650

(585) 724-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ari B. Blaut

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

(212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company)			☐
		Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (6)
Series A Convertible Preferred Stock, no par value per share	2,000,000	$100 (2)	$200,000,000	$23,180 (3)
Common Stock, par value $0.01 per share	11,494,200 (4)	—	—	(5)
Total				$23,180 (3)(5)

(1)	2,000,000 shares of Series A Preferred Stock are being registered hereunder. These shares were issued by the registrant in a private placement pursuant to a purchase agreement dated as of November 7, 2016.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Calculated pursuant to Rule 457(a) of the rules and regulations under the Securities Act and based on the filing fee of $115.90 per $1,000,000 of securities registered.
(4)	Estimated based on the total number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock is initially convertible into Common Stock, at the option of the holder, at a conversion rate of 5.7471 shares of Common Stock per share of Series A Preferred Stock. Pursuant to Rule 416 under the Securities Act (“Rule 416”), the Common Stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the conversion formulae set forth in the attached prospectus).
(5)	No separate consideration will be received for the shares of Common Stock issuable upon conversion of the Series A Preferred Stock; therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.
(6)	The filing fee was paid by the registrant upon the initial filing of this registration statement on February 10, 2017.

PROSPECTUS

EASTMAN KODAK COMPANY

2,000,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

11,494,200 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to an aggregate of (i) 2,000,000 shares of our 5.50% Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), issued to the selling shareholders on November 15, 2016 pursuant to the Purchase Agreement (as defined herein) and (ii) 11,494,200 shares of common stock, par value $0.01 per share (the “Common Stock”, and, together with the Series A Preferred Stock, the “securities”) issuable upon conversion of the Series A Preferred Stock. The selling shareholders may offer and sell shares of Series A Preferred Stock or Common Stock in public or private transactions or both.

The selling shareholders may sell all or a portion of the shares of Series A Preferred Stock or Common Stock through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares of Series A Preferred Stock or Common Stock, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares of Series A Preferred Stock or Common Stock may be sold. The names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions will be set forth in a supplement to this prospectus. We will not receive any of the proceeds from the selling shareholders’ sale of shares of Series A Preferred Stock or Common Stock. We have agreed to bear the expenses (other than underwriting discounts, selling commissions and stock transfer taxes) in connection with the registration of the Series A Preferred Stock and Common Stock that the selling shareholders are offering under this prospectus.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KODK”. On May 4, 2017, the last reported sale price of our Common Stock on the NYSE was $9.95. The Series A Preferred Stock is not listed on any exchange, and while we currently do not intend to list the Series A Preferred Stock on any exchange, we will list the Series A Preferred Stock if so requested by the selling shareholders or if so requested by the underwriter or underwriters of an underwritten offering of the Series A Preferred Stock.

Investing in our securities involves risks. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page 5 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 5, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. We have filed the registration statement for this shelf registration process pursuant to a registration rights agreement dated November 15, 2016 (the “Registration Rights Agreement”) between us and the selling shareholders. Under this shelf registration process, the selling shareholders may, from time to time, sell up to 2,000,000 shares of Series A Preferred Stock that we have issued to the selling shareholders and up to 11,494,200 shares of Common Stock, subject to adjustment, that we have issued, or may issue, upon conversion of the Series A Preferred Stock. The initial conversion ratio is one share of Series A Preferred Stock in exchange for 5.7471 shares of Common Stock, however, the conversion ratio is subject to adjustment.

You should rely only on the information contained in or incorporated by reference in this prospectus or in any related prospectus supplement filed by us with the SEC. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Additionally, the prospectus supplement may include a discussion of additional risk factors or other special considerations applicable to the Series A Preferred Stock and Common Stock. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”. We and the selling shareholders have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The descriptions of the Purchase Agreement (as defined herein), the Registration Rights Agreement and the Shareholder Agreement (as defined herein) are not complete and are qualified in their entirety by reference to the Purchase Agreement, the Registration Rights Agreement and the Shareholder Agreement, each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. We further note that the representations, warranties and covenants made by the Company in the Purchase Agreement, the Registration Rights Agreement, the Shareholder Agreement and any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus or any prospectus supplement were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the historical or current state of our affairs.

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Kodak,” “we,” “us,” “our,” the “Company” and “ours” refer to Eastman Kodak Company and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, and we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement, its exhibits and schedules and our reports, proxy statements, information statements and other information filed with the SEC. You may read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov, from which you can electronically access these materials.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except any information that is superseded by information that is included in a document subsequently filed with the SEC.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement and prior to effectiveness of the registration statement and from the date of this prospectus until the termination of an offering of securities, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Current Reports on Form 8-K filed on January 12, 2017, February 13, 2017, March 31, 2017, April 7, 2017 and April 20, 2017; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A filed on September 3, 2013, including the description of our Common Stock contained in our Registration Statement on Form S-8 filed on September 3, 2013 and incorporated by reference therein, and any amendments or reports filed for the purpose of updating that description.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

A copy of any document incorporated by reference in this prospectus may be obtained at no cost by writing or telephoning us at the following address and telephone number:

Eastman Kodak Company

343 State Street

Rochester, NY 14650

Attention: Sharon E. Underberg

Phone: (585) 724-4000

We maintain a website at www.Kodak.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.

You may read and copy any materials we file with the SEC at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference include “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in this prospectus, in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2016 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and in other filings Kodak makes with the SEC from time to time, as well as the following:

•	Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results;

•	the ability of Kodak to achieve cash forecasts, financial projections, and projected growth;

•	Kodak’s ability to achieve the financial and operational results contained in its business plans;

•	Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt and Series A Preferred Stock;

•	Kodak’s ability to comply with the covenants in its various credit facilities;

•	Kodak’s ability to discontinue, sell or spin-off certain businesses or operations or otherwise monetize assets;

•	changes in foreign currency exchange rates, commodity prices and interest rates;

•	Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies;

•	Kodak’s ability to effectively compete with large, well-financed industry participants;

•	continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers;

•	the performance by third parties of their obligations to supply products, components or services to Kodak; and

•	the impact of the global economic environment on Kodak.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward–looking statements. All forward–looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this prospectus or, with respect to any forward-looking statements included in a document incorporated by reference, as of the date thereof and are expressly qualified in their entirety by the cautionary statements included or referenced in this prospectus. Kodak undertakes no obligation to update or revise forward–looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

THE COMPANY

General

Kodak provides directly and through partnerships with other innovative companies hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With its world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives.

Kodak is a global commercial printing and imaging company with proprietary technologies in materials science, digital imaging science and software, and deposition processes (methods whereby one or more layers of various materials in gaseous, liquid or small particle form are deposited on a substrate in precise quantities and positions). Kodak leverages its core technology products and services to develop solutions for the product goods packaging and graphic communications markets, and is commercializing products for the functional printing market. Kodak also offers brand licensing and intellectual property opportunities, provides products and services for motion pictures and other commercial films, and sells ink to its existing installed consumer inkjet printer base.

The Company was founded by George Eastman in 1880 and incorporated in 1901 in the State of New Jersey. Kodak is headquartered in Rochester, New York.

Corporate Information

Our principal executive office is located at 343 State Street, Rochester, New York 14650, and our telephone number is (585) 724-4000.

RISK FACTORS

Investing in our securities involves risks, including the risk factors described below with respect to our Common Stock and Series A Preferred Stock. You should carefully consider these risks, as well as the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement, before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Risks Related to the Common Stock

The conversion of the Series A Preferred Stock into shares of Common Stock may dilute the value for the current holders of Common Stock.

The Series A Preferred Stock is convertible into shares of Common Stock (as described below under “Description of the Series A Preferred Stock—Conversion”). As a result of the conversion of any issued and outstanding Series A Preferred Stock, our existing shareholders will own a smaller percentage of our outstanding Common Stock. Based on the capitalization of the Company as of March 29, 2017, and the initial conversion rate of 5.7471 shares of Common Stock per share of Series A Preferred Stock, the conversion of all shares of Series A Preferred Stock would result in the issuance to holders thereof of approximately 21% of our outstanding Common Stock after giving effect to such conversion. Further, additional shares of Common Stock may be issuable pursuant to certain other features of the Series A Preferred Stock, with such issuances being further dilutive to existing holders of Common Stock.

If Series A Preferred Stock is converted into Common Stock, holders of such converted Common Stock will be entitled to the same dividend and distribution rights as holders of the Common Stock currently authorized and outstanding. As such, another dilutive effect resulting from the conversion of any issued and outstanding shares of Series A Preferred Stock will be a dilution to dividends and distributions. For more information, see “Description of the Series A Preferred Stock—Conversion” below.

Holders of Common Stock will not realize any dilution in their ownership, dividend or distribution rights solely as a result of the reservation of any shares of Common Stock for issuance upon conversion of the Series A Preferred Stock or for issuance of additional shares of Common Stock pursuant to certain other features of the Series A Preferred Stock, but will experience dilution to the extent additional shares of Common Stock are issued in the future as described above.

The holders of Series A Preferred Stock own a large portion of the voting power of our outstanding securities and have the right to nominate two members to our Board of Directors. As a result, these holders may influence the composition of the Board and future actions taken by the Board.

The Purchasers (as defined below) are entitled to vote upon all matters upon which holders of Common Stock have the right to vote and are entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted at the then applicable conversion rate. Accordingly, the Purchasers will hold approximately 31% of the voting power of the Company on an as-converted basis. As a result, the Purchasers may have the ability to influence future actions by the Company requiring shareholder approval.

Further, the Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated November 7, 2016, by and among the Company, LongLeaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust (together, the “Purchasers”) and Southeastern Asset Management, Inc. (“Southeastern”) provides that the Purchasers, beginning at the first annual meeting of shareholders of the Company following the closing and for as long as the Purchasers hold any shares of Series A Preferred Stock, shall be entitled to nominate for election (collectively and not individually) at the Company’s annual meeting of shareholders a number of directors to the board of directors of the Company (the “Board”) commensurate with their ownership percentage of Common Stock on an as-converted basis. Accordingly, the Purchasers have nominated two directors to the Board at the Company’s next annual meeting of shareholders. The Purchase Agreement also provides the Purchasers (collectively and not individually) the right to fill vacancies on the Board created by a nominee of the Purchasers ceasing to serve on the Board. The nomination and other rights regarding the Board granted to the Purchasers pursuant to the terms of the Purchase Agreement are not transferrable to any other person. Also, whenever dividends on the Series A Preferred Stock are in arrears for six or more dividend periods, the holders of Series A Preferred Stock (voting with holders of all other classes of preferred stock of the Company whose voting rights are then exercisable) are entitled to vote for the election of two additional directors at the Company’s next annual meeting and all subsequent meetings until all accumulated dividends on such Series A Preferred Stock and other voting preferred stock have been paid or set aside (during which time the number of directors that the Purchasers are entitled to nominate under the Purchase Agreement will be reduced by two). As a result, the potential presence of directors on the Board nominated by the Purchasers or elected by the holders of Series A Preferred Stock would enable the Purchasers or the holders of Series A Preferred Stock to influence the composition of the Board and, in turn, potentially influence and impact future actions taken by the Board.

The resale of our Common Stock pursuant to the registration statement of which this prospectus forms a part or our other currently effective registration statement, or the perception that such resale may occur, may adversely affect the price of our Common Stock.

The resale of a substantial number of shares of our Common Stock in the public market pursuant to the registration statement of which this prospectus forms a part or our other currently effective registration statement, or the perception that such resale might occur, could cause the market price of our Common Stock to decline. We are subject to the Registration Rights Agreement with the selling shareholders. In certain circumstances, the selling shareholders can require us to participate in an underwritten public offering of these shares. Any shares sold by the selling shareholders pursuant to these registration rights will be freely tradable without restriction under the Securities Act. While we cannot predict the size of future resales or distributions of our Common Stock, if there is a perception that such resales or distributions could occur, or if the selling shareholders sell a large number of shares, the market price for our Common Stock could be adversely affected. In addition, we are also subject to a separate registration rights agreement for which we filed a separate shelf registration statement on behalf of certain holders of our Common Stock in connection with our emergence from voluntary reorganization under Chapter 11 proceedings. Sales by holders under that shelf registration statement could also cause the same downward pressure to the market price of our Common Stock.

Risks related to the Series A Preferred Stock

An active trading market for the Series A Preferred Stock does not exist and may not develop.

The Series A Preferred Stock has no established trading market and is not currently listed on any securities exchange. We cannot assure you that an active trading market in the Series A Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series A Preferred Stock will be limited.

The market price of the Series A Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile.

To the extent that a secondary market for the Series A Preferred Stock develops, we believe that the market price of the Series A Preferred Stock will be significantly affected by the market price of our Common Stock. The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in the section entitled “Risk Factors” contained in our Annual Report and our Quarterly Reports and other factors which are beyond our control.

We cannot predict how shares of our Common Stock will trade in the future, but fluctuations that may adversely affect the market prices of our Common Stock may, in turn, adversely affect the price of Series A Preferred Stock. This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock. In addition, we expect that the market price of the Series A Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

Future sales of our Common Stock in the public market could lower the market price for our Common Stock and adversely affect the trading price of the Series A Preferred Stock.

In the future, we may sell additional shares of our Common Stock to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Common Stock. The issuance and sale of substantial amounts of Common Stock, or the perception that such issuances and sales may occur, could adversely affect the market price of the Series A Preferred Stock and our Common Stock. In addition, the existence of our Series A Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series A Preferred Stock could depress the price of our Common Stock, which may negatively impact the market price for the Series A Preferred Stock.

The conversion rate of the Series A Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock.

The number of shares of our Common Stock that holders of Series A Preferred Stock are entitled to receive upon conversion of a share of Series A Preferred Stock is subject to adjustment for certain events arising from dividends or distributions in Common Stock, subdivisions, splits, and combinations of the Common Stock, certain issuances of stock purchase rights, options or warrants distributed in connection with a shareholder rights plan, self-tender offers and exchange offers, cash dividends or distributions, and certain other actions by us that modify our capital structure. See “Description of Series A Preferred Stock—Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including the issuance of Common Stock pursuant to plans for reinvestment of dividends or interest, options or rights to purchase such shares pursuant to benefit plans or employee agreements, any option, warrant, right, or exercisable, exchangeable or convertible security or for a change in the par value of the Common Stock. There can be no assurance that an event that adversely affects the value of the Series A Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Common Stock, it may also adversely affect the market price of the Series A Preferred Stock. In addition, we are not restricted from offering Common Stock in the future or engaging in other transactions that may dilute our Common Stock.

If our Common Stock is delisted, the ability to transfer or sell shares of Series A Preferred Stock, or Common Stock upon conversion, may be limited and the market value of Series A Preferred Stock will be materially adversely affected.

The terms of the Series A Preferred Stock may not protect you if our Common Stock is delisted. Upon delisting of our Common Stock, holders of our Series A Preferred Stock will have the option to convert their Series A Preferred Stock into shares of our Common Stock. As a result, holders will be forced to elect between converting their shares of the Series A Preferred Stock into illiquid shares of our Common Stock or holding their shares of the Series A Preferred Stock and receiving stated dividends on the stock until the Series A Preferred Stock is mandatorily redeemed, which shall be on the fifth anniversary of the original issue date (the “mandatory redemption date”). Accordingly, if the Common Stock is delisted, the holders’ ability to transfer or sell their shares of the Series A Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

The redemption of the Series A Preferred Stock may adversely affect the return on the holders’ investment in the Series A Preferred Stock.

On the fifth anniversary of the original issue date, the Company is obligated to redeem all shares of Series A Preferred Stock at a redemption price equal to the liquidation preference plus accrued and unpaid dividends to, but excluding the redemption date. In case of a mandatory redemption, holders may not be able to reinvest the redemption proceeds in a security comparable to the Series A Preferred Stock.

Purchasers of the Series A Preferred Stock may be adversely affected upon the issuance of a new series of preferred stock ranking senior to or equally with the Series A Preferred Stock.

The terms of the Series A Preferred Stock require the vote of holders representing at least 66 2/3% of the outstanding shares of Series A Preferred Stock to approve any offering by the Company of a new series of preferred stock that ranks senior to or equally with the Series A Preferred Stock as to dividend payments and liquidation preference. The Company is under no obligation to consider the specific interests of holders of Series A Preferred Stock in engaging in such a transaction once it has been approved by holders representing at least 66 2/3% of the outstanding shares of Series A Preferred Stock, and as a result, the rights of certain holders of Series A Preferred Stock may be adversely affected.

The Series A Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of the Series A Preferred Stock only after all of our liabilities have been paid. In addition, the Series A Preferred Stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights as holders of the Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of the Series A Preferred Stock then outstanding. As of December 31, 2016, we and our subsidiaries had total outstanding consolidated debt of approximately $407 million.

You will not be entitled to the right of the selling shareholders to nominate directors to our Board upon your purchase of securities sold by the selling shareholders.

Pursuant to the terms of the Purchase Agreement, the selling shareholders, for as long as they hold any shares of Series A Preferred Stock, are entitled to certain rights to nominate directors for election to the Board commensurate with their ownership percentage of Common Stock on an as-converted basis. The nomination and other rights regarding the Board granted to the selling shareholders pursuant to the terms of the Purchase Agreement are not transferrable to any other person. As a result, purchasers of securities sold by the selling shareholders will only be entitled to the voting rights typically afforded to holders of such securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended December 31,				Four Months Ended December 31,		Eight Months Ended August 31,	Year Ended December 31,
	2016	2015	2014		2013		2013	2012
Ratio of earnings to combined fixed charges and preferred stock dividends	2.0	1.0	N/A	(1)	N/A	(1)	21.4	N/A(1)

(1)	N/A—represents coverage ratio of less than 1. Our earnings were inadequate to cover fixed charges for 2012 and 2014 and for the four months ended December 31, 2013. The amounts by which earnings were inadequate to cover fixed charges were $1,609 million in 2012, $52 million in 2014 and $55 million for the four months ended December 31, 2013.

For the periods indicated above other than the year ended December 31, 2016, we had no outstanding shares of preferred stock with required dividend payments.

USE OF PROCEEDS

All of the shares of Series A Preferred Stock and Common Stock offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their own accounts. We will not receive any of the proceeds from these sales, if any. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling shareholders or any underwriting discounts or commissions.

SELLING SHAREHOLDERS

On November 7, 2016, the Company, Southeastern and the Purchasers entered into the Purchase Agreement, pursuant to which the Purchasers purchased from the Company, in the aggregate, 2,000,000 shares of Series A Preferred Stock for an aggregate purchase price of $200 million. The consummation of the purchase and sale of the shares of Series A Preferred Stock to the Purchasers pursuant to the Purchase Agreement (the “Closing”) occurred on November 15, 2016.

The Purchasers, acting as selling shareholders hereunder, may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series A Preferred Stock listed below that have been issued to them, and any or all of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock. Shares of Common Stock held by such selling shareholders and not issued upon the conversion of the Series A Preferred Stock may not be offered pursuant to this prospectus.

The table below sets forth the name of the selling shareholders, the number of shares of Series A Preferred Stock beneficially owned by each such selling shareholder and the number of shares of Series A Preferred Stock that may be offered pursuant to this prospectus and the number of shares of our Common Stock beneficially owned by each such selling shareholder, and the number of shares of Common Stock that may be offered pursuant to this prospectus. In the table below, the number of shares of Common Stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 5.7471 shares of Common Stock per share of Series A Preferred Stock. The number of shares of Common Stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the selling shareholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling shareholders prior to the date hereof. Information concerning the selling shareholders may change from time to time. The selling shareholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling shareholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling shareholders will hold upon consummation of any such sales. In addition, since the date on which the selling shareholders provided this information to us, such selling shareholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

	Series A Preferred Stock (1)			Common Stock
Name	Number of shares beneficially owned and offered hereby	Number of shares owned after completion of the offering	Percent of shares beneficially owned after the offering	Number of shares beneficially owned(2)	Number of shares owned after completion of the offering (1)	Percent of shares beneficially owned after the offering (3)
Longleaf Partners Small-Cap Fund (4)	1,864,300	0	0%	14,714,319	4,000,000	9.4%
C2W Partners Master Fund Limited (5)	100,000	0	0%	1,534,710	960,000	2.3%
Deseret Mutual Pension Trust (6)	35,700	0	0%	205,171	0	0%

(1)	Assumes the sale of all shares of Series A Preferred Stock and Common Stock offered pursuant to this prospectus.
(2)	Based on the initial conversion rate of 5.7471 shares of Common Stock per share of Series A Preferred Stock. All shares reflected as beneficially owned are offered pursuant to this prospectus except as described in footnotes (4) and (5) below.
(3)	Calculated based on Rule 13d-3 under the Exchange Act, based on 42,451,096 shares of Common Stock outstanding as of March 29, 2017.
(4)	Reflects (i) 1,864,300 shares of Series A Preferred Stock held by Longleaf Partners Small-Cap Fund (“Longleaf”) and shares of Common Stock into which such shares of Series A Preferred Stock are convertible, all of which are offered pursuant to this prospectus, and (ii) 4,000,000 shares of Common Stock Longleaf has contracted to purchase subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) which are not offered pursuant to this prospectus. Southeastern Asset Management, Inc. (“Southeastern”) is the investment counsel for Longleaf and as such may be deemed to have voting and dispositive power over the shares held by Longleaf. Mason Hawkins, Staley Cates and Ross Glotzbach, in their capacities as portfolio managers for Southeastern, make voting and investment decisions on behalf of Southeastern in its capacity as investment counsel for Longleaf. The address for Southeastern is 6410 Poplar Ave. #900, Memphis, TN 38119. This information as to beneficial ownership is based on a questionnaire completed on January 25, 2017 by Southeastern and supplemental information provided by Southeastern.

(5)	Reflects (i) 100,000 shares of Series A Preferred Stock held by C2W Partners Master Fund Limited (“C2W”) and shares of Common Stock into which such shares of Series A Preferred Stock are convertible, all of which are offered pursuant to this prospectus, (ii) 660,000 shares of Common Stock beneficially owned by C2W as of the date of this prospectus which are not offered pursuant to this prospectus, and (iii) 300,000 shares of Common Stock C2W has contracted to purchase subject to the expiration or termination of the waiting period under the HSR Act which are not offered pursuant to this prospectus. Southeastern is an investment advisor to C2W and as such may be deemed to have dispositive power over the shares held by C2W. Mason Hawkins, Staley Cates and Ross Glotzbach, in their capacities as portfolio managers for Southeastern, make investment decisions on behalf of Southeastern in its capacity as investment advisor to C2W. The address for Southeastern is 6410 Poplar Ave. #900, Memphis, TN 38119. This information as to beneficial ownership is based on a questionnaire completed on January 25, 2017 by Southeastern and supplemental information provided by Southeastern.
(6)	Reflects 35,700 shares of Series A Preferred Stock held by Deseret Mutual Pension Trust (“Deseret”) and shares of Common Stock into which such shares of Series A Preferred Stock are convertible. Southeastern is an investment advisor to Deseret and as such may be deemed to have dispositive power over the shares held by Deseret. Mason Hawkins, Staley Cates and Ross Glotzbach, in their capacities as portfolio managers for Southeastern, make investment decisions on behalf of Southeastern in its capacity as investment advisor to Deseret. The address for Southeastern is 6410 Poplar Ave. #900, Memphis, TN 38119. This information as to beneficial ownership is based on a questionnaire completed on January 25, 2017 by Southeastern.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following is a summary of the material terms and provisions of the Series A Preferred Stock as contained in the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Designations”) which is filed as an exhibit to the registration statement of which this prospectus forms a part. While we believe this summary covers the material terms and provisions of the Series A Preferred Stock, we encourage you to read the Certificate of Designations. For more information about accessing this Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information”.

Dividends

Holders of Series A Preferred Stock are entitled to receive cash dividends in an amount equal to the dividend rate of 5.50% of the liquidation preference of $100.00 per share of Series A Preferred Stock (the “liquidation preference”). Dividends on the Series A Preferred Stock cumulate quarterly on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2017, and accumulate from the most recent date dividends were paid, and if no dividends have been paid, from the first date on which the Series A Preferred Stock is issued, which was November 15, 2017 (the “original issue date”). Dividends on the Series A Preferred Stock will be paid in cash if the Company has funds legally available for payment and the Board, or an authorized committee thereof, declares a cash dividend payable.

Prior to the mandatory redemption date, unless all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full or a sum for such amounts has been set aside for payment, the Company may not declare dividends on shares of Common Stock or any other shares of the Company’s stock ranking junior or equal to the Series A Preferred Stock and may not purchase, redeem or otherwise acquire such shares, subject to certain customary exceptions.

Ranking

The Series A Preferred Stock ranks senior, as to payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of Company, to the Company’s Common Stock and any shares of capital stock of the Company not expressly ranking senior to or pari passu with the Series A Preferred Stock, and junior to all shares of capital stock of the Company issued in the future, the terms of which expressly provide that such shares will rank senior to the Series A Preferred Stock.

Voting Rights

Holders of Series A Preferred Stock are entitled to vote upon all matters upon which holders of Common Stock have the right to vote, and will be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted at the then applicable conversion rate, at the record date, such votes to be counted together with shares of Common Stock and not separately as a class, except that (i) for so long as any Series A Preferred Stock remains outstanding, the affirmative vote of holders of more than 66 2/3% of the outstanding shares of Series A Preferred Stock will be required to alter or amend our Second Amended and Restated Certificate of Incorporation (the “Certificate”), the Certificate of Designations, or the bylaws of the Company, if such amendment would alter the rights and preferences of the Series A Preferred Stock so as to adversely affect the holders thereof and (ii) whenever dividends on the Series A Preferred Stock are in arrears for six or more dividend periods, the holders of Series A Preferred Stock (voting with holders of all other classes of preferred stock of the Company whose voting rights are then exercisable) are entitled to vote for the election of two additional directors in the next annual meeting and all subsequent meetings until all accumulated dividends on such Series A Preferred Stock and other voting preferred stock have been paid or set aside. If and when all accumulated dividends have been paid on such Series A Preferred Stock and other voting preferred stock, such rights of such holders of Series A Preferred Stock and other voting preferred stock will immediately cease.

Redemption

Subject to the New Jersey Business Corporation Act and unless no shares of the Series A Preferred Stock are outstanding, on the mandatory redemption date, the Company will redeem all shares of Series A Preferred Stock at a redemption price equal to the liquidation preference plus accrued and unpaid dividends to, but excluding, the redemption date.

Conversion

Optional Conversion

Each holder of Series A Preferred Stock has the option at any time to convert any or all of such holder’s shares of Series A Preferred Stock at an initial conversion rate of 5.7471 shares of fully paid and non-assessable shares of Common Stock (subject to adjustment as described in “—Anti-Dilution Adjustments” below) per share of Series A Preferred Stock and a cash payment in lieu of any fractional shares of Common Stock.

Mandatory Conversion

The Company has the right, at any time after the second anniversary of the original issue date, to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of Common Stock using the conversion rate then in effect, with a cash payment in lieu of fractional shares, if the closing price per share of Common Stock equals or exceeds 125% of the conversion price using the conversion rate then in effect for at least 45 trading days in a period of 60 consecutive trading days with the last trading day of such 60 day period ending on the trading day immediately preceding the business day on which the Company issues a press release announcing the mandatory conversion. Upon a mandatory conversion, all rights of the holders of Series A Preferred Stock will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion, a cash payment in lieu of any fractional shares and a partial payment of any accrued and unpaid dividend. Standard notice provisions as set forth in the Certificate of Designations apply.

Conversion upon a Fundamental Change

If (i) subject to certain exceptions, a person or a group beneficially owns more than 50% of the voting power of the Company (a “change of control”); (ii) the Company consummates any recapitalization, reclassification of Common Stock or any sale or transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries; (iii) the Common Stock ceases to be listed on the NYSE, NASDAQ Global Select Market or the NASDAQ Global Market; or (iv) our shareholders approve any plan or proposal for the liquidation or dissolution of the Company (each of (i) through (iv), a “fundamental change”) (provided that any transaction whereby at least 90% of the consideration to be received by holders of Common Stock consists of shares of Common Stock that are or will be listed on the NYSE, NASDAQ Global Select Market or the NASDAQ Global Market as a result of which the Series A Preferred Stock becomes convertible into such consideration will not be considered a fundamental change), the holders of Series A Preferred Stock will receive for each share of Series A Preferred Stock converted during a specified window either (a) a number of shares of Common Stock equal to the then-applicable conversion rate plus an additional number of shares of Common Stock as determined by reference to a make-whole premium chart specified in the Certificate of Designations or (b) a number of shares of Common Stock equal to the conversion rate increased to equal the sum of the liquidation preference of Series A Preferred Stock plus all accumulated and unpaid dividends to the settlement date of the conversion divided by the market value of the Common Stock (defined as the volume weighted average price of the Common Stock during the 15 consecutive trading day period ending on the date of such conversion); provided that the conversion rate used in clause (b) above will not exceed 10.3448 shares of Common Stock (subject to adjustment as described in “—Anti-Dilution Adjustments” below) per share of Series A Preferred Stock. In addition to the shares of Common Stock received as described above, each converting holder will have the right to receive a cash payment of all accrued, accumulated and unpaid dividends on such shares of Series A Preferred Stock for all dividend periods prior to the dividend payment date immediately preceding such conversion date as long as the Company is then legally permitted to pay such dividends.

Anti-Dilution Adjustments

The conversion rate of the Series A Preferred Stock is subject to certain anti-dilution adjustments. These anti-dilution adjustments, as described in the Certificate of Designations, will apply if:

•	the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Company effects a share split or share combination;

•	the Company distributes to all or substantially all holders of Common Stock any rights or warrants entitling them to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the closing price per share of Common Stock over the 10 consecutive trading day period ending on the trading day immediately preceding the dividend ex-date as determined by the exchange or market that Common Stock trades on;

•	the Company makes distributions to all or substantially all holders of Common Stock consisting of its capital stock, evidence of indebtedness or other assets, excluding dividends or other distributions (including share splits), rights, options or warrants as to which an adjustment is effected in clause (i) or (ii) above or (vi) below and dividends or other distributions covered by (iv) below and subject to certain other exceptions;

•	the Company makes any cash dividends or distribution to all or substantially all holders of Common Stock;

•	the liabilities relating to the remediation of environmental conditions at Eastman Business Park exceed $99 million and the Company (1) is obligated to make a cash payment in accordance with the Amended and Restated Settlement Agreement, dated as of June 17, 2013 and amended and restated as of August 6, 2013 (and as may be further amended, restated, modified or supplemented from time to time), by and among the Company and the New York State Department of Environmental Conservation and the New York State Urban Development Corporation, or (2) establishes a reserve with respect to an obligation described in the preceding clause, and such cash payment or reserve is greater than or equal to $5 million; and

•	the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock and the cash and other consideration payable under such tender offer or exchange offer exceeds the average closing price per share of Common Stock over 10 consecutive trading days commencing on the trading day immediately following the last day tenders and exchanges may be made.

In addition to the adjustments provided above, to the extent permitted by applicable law and subject to the applicable rules of the NYSE, the Company may (but is not required to) from time to time increase the conversion rate for a period of at least 20 business days or longer if the increase is irrevocable during such period and the Board determines that such increase would be in the Company’s best interest.

Reorganization Events

In the event of: (i) any recapitalization, reclassification or change of Common Stock; (ii) any consolidation, merger or combination involving the Company; (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety; or (iv) any statutory share exchange, in each case, as a result of which Common Stock is converted into, or exchanged for, stock, other securities or other property (each, referred to as a “reorganization event”), each share of the Series A Preferred Stock outstanding immediately prior to such reorganization event will become convertible into the kind and amount of securities, cash and other property that a holder of a number of shares of Common Stock equal to the conversion rate per share of the Series A Preferred Stock prior to the reorganization event would have owned or been entitled to receive upon the reorganization event. Upon the occurrence of any reorganization event, holders of Series A Preferred Stock may elect to receive for each share of Series A Preferred Stock shares of Common Stock equal to the conversion rate increased to equal the liquidation preference plus all accumulated and unpaid dividends to the settlement date of the conversion divided by the market value of Common Stock; provided that the conversion rate used will not exceed 10.3448 shares of Common Stock (subject to adjustment as described in “—Anti-Dilution Adjustments” above) per share of Series A Preferred Stock. In the event of a reorganization event where (i) the price per share of Common Stock that would have been received by a holder of Series A Preferred Stock upon a reorganization event (using the conversion rate prior to the reorganization event) is below $14.50 and there is a change of control or (ii) when there is a fundamental change, the Company will have the right to require holders of the Series A Preferred Stock to convert each share of the Series A Preferred Stock outstanding immediately prior to such reorganization event into a number of shares of Common Stock equal to the conversion rate which will be increased to equal the sum of the liquidation preference plus all accumulated and unpaid dividends divided by the market value of Common Stock; provided that such conversion rate will not exceed 20.6897 shares of Common Stock (subject to adjustment as described in “—Anti-Dilution Adjustments” above) per share of Series A Preferred Stock.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue up to 500,000,000 shares of Common Stock, par value $0.01 per share. The rights of holders of the Common Stock shall be subject to the rights of holders of any series of preferred stock that may be issued from time to time (including the Series A Preferred Stock), including liquidation rights, special voting rights and preferences with respect to payment of dividends. For a more detailed description of the terms of our capital stock, please refer to the documents and other information that we incorporate by reference elsewhere in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Dividends

Subject to applicable law and to the designated preferential rights of any outstanding series of preferred stock that the Board may cause to be issued, from time to time, the holders of Common Stock will be entitled to dividends as may be declared from time to time by the Board.

Voting Rights

Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board with respect to any series of preferred stock, the holders of the shares of Common Stock will possess all voting power. Generally, all matters to be voted on by the shareholders must be approved by a majority of the votes cast at a meeting at which a quorum is present, subject to state law and any voting rights granted to any of the holders of preferred stock.

Directors

Holders of Common Stock do not have cumulative voting rights with respect to the election of directors. A nominee for director shall be elected to the Board if the nominee receives a majority of the votes cast at a meeting at which a quorum is present. A nominee receives a majority of the votes cast if the votes “for” such nominee’s election exceed the votes “against” such nominee’s election. However, directors shall be elected by a plurality of the votes cast in any contested election for directors. A “contested election” is any election in which the number of nominees seeking election is more than the number of directors to be elected. Shareholders will be permitted only to vote “for” or “withhold” authority in a contested election. The Certificate provides for certain limitations on the voting rights of holders of Common Stock with respect to amendments to the Certificate that affect the terms of outstanding preferred stock.

The number of directors shall be no fewer than nine and not more than 13, or as otherwise fixed pursuant to the Third Amended and Restated By-laws of the Company.

Other

The holders of Common Stock do not have preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the Common Stock.

Pursuant to section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Company is prohibited from issuing any non-voting equity securities for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Company. This restriction on the issuance of non-voting equity securities is included in the Certificate.

The transfer agent and registrar for our Common Stock, which is listed on the NYSE, is Computershare Shareowner Services.

Anti-Takeover Legislation

We are subject to Section 14A-10A of the New Jersey Shareholders Protection Act, a type of anti-takeover statute designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board of directors approved the combination prior to the stockholder becoming an interested stockholder or after the stockholder becoming an interested stockholder if the corporation’s board of directors approved both the transaction causing a person to become an interested stockholder and the subsequent business combination. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined to include a broad range of transactions including, among other things:

•	the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder,

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets, or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority stockholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. The statute generally applies to corporations that are organized under New Jersey law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of the material terms of the Purchase Agreement, a related Registration Rights Agreement to which the Company and the selling shareholders, or Purchasers, are parties, and a Shareholder Agreement to which the Company and the Purchasers are parties. While we believe this description covers the material terms of these agreements, we encourage you to read the Purchase Agreement, the Registration Rights Agreement and the Shareholder Agreement. The Purchase Agreement, the Registration Rights Agreement and the Shareholder Agreement are filed as exhibits to the registration statement of which this prospectus forms a part.

Purchase Agreement

As described above, on November 7, 2016, the Company, Southeastern and the Purchasers entered into the Purchase Agreement, pursuant to which the Company sold to the Purchasers and the Purchasers purchased from the Company, in the aggregate, 2,000,000 shares of Series A Preferred Stock for an aggregate purchase price of $200 million. The Closing occurred on November 15, 2016.

Representations and Warranties

In the Purchase Agreement, the Company made representations and warranties to the Purchasers relating to the Company, our business and the issuance of the Series A Preferred Stock. The Purchasers also made representations and warranties to the Company regarding themselves, the sufficiency of their funds to consummate the transactions, and their compliance with securities laws. The representations and warranties made in the Purchase Agreement did not survive the Closing, and the Purchase Agreement does not provide for indemnification relating to such representations and warranties.

Additional Agreements

In the Purchase Agreement, the parties agreed to take certain actions, including making any necessary governmental filings, mailing the information statement to the holders of Common Stock as of the record date, and taking commercially reasonably actions as necessary to effect the Closing. Further, the Purchase Agreement provides that the Purchasers, beginning at the first annual meeting of shareholders of the Company following the Closing and for as long as the Purchasers hold any shares of Series A Preferred Stock, shall be entitled to nominate (collectively and not individually) for election at the Company’s annual meeting of shareholders a number of directors to the Board commensurate with their ownership percentage of Common Stock on an as-converted basis. Accordingly, it is expected that the Purchasers will be able to nominate two directors to the Board at the Company’s next annual meeting of shareholders, assuming the Purchasers retain ownership of their shares of Series A Preferred Stock. The Purchase Agreement also provides the Purchasers (collectively and not individually) the right to fill vacancies on the Board created by a designee of the Purchasers ceasing to serve on the Board. The nomination right of the Purchasers will be reduced by two nominees at any time the holders of the Series A Preferred Stock have the right as a separate class to elect two directors. For additional information, see “Description of the Series A Preferred Stock—Voting Rights.” The nomination and other rights regarding the Board granted to the Purchasers pursuant to the terms of the Purchase Agreement are not transferrable to any other person.

Registration Rights Agreement

As contemplated by the Purchase Agreement, at the Closing, the Company, Southeastern and the Purchasers entered into the Registration Rights Agreement. As described in further detail below, the Registration Rights Agreement provides that the Company will register under the Securities Act and take certain actions with respect to the offer and sale by the Purchasers of shares of Series A Preferred Stock purchased by the Purchasers and Common Stock issuable upon conversion of the Series A Preferred Stock and issuable pursuant to the terms of the Series A Preferred Stock.

Reimbursement of Expenses

Pursuant to the Purchase Agreement and separate agreements with Southeastern, the Company reimbursed approximately $251,000 of the Purchasers’ external legal counsel fees and expenses incurred in connection with the issuance of the Series A Preferred Stock to the Purchasers and $20,000 of the fees of a financial consultant to Southeastern. No other fees were paid by the Company to or on behalf of Southeastern or the Purchasers in connection with the transactions contemplated by the Purchase Agreement.

Registration Rights Agreement

As noted above, on November 15, 2016, the Company, Southeastern and the Purchasers entered into a Registration Rights Agreement, pursuant to which the Company will register under the Securities Act and take certain actions with respect to the offer and sale by the Purchasers of shares of Series A Preferred Stock purchased by the Purchasers and shares of Common Stock issuable upon conversion of the Series A Preferred Stock and issuable pursuant to the terms of the Series A Preferred Stock (the “registrable securities”).

Shelf Registration and Takedowns

Pursuant to the Registration Rights Agreement, we have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, that relates to the resale of the registrable securities pursuant to an offering to be made on a continuous basis under Rule 415. Upon the written demand of the relevant Purchaser(s), the Company will facilitate a “takedown” of registrable securities off of the registration statement but the Purchaser(s) may not, individually or collectively, make more than four demands in the aggregate. Any demand for an underwritten offering of Series A Preferred Stock will have an aggregate market value (based on the most recent closing price of the Common Stock into which the Series A Preferred Stock is convertible at the time of the demand) of at least $75 million.

Piggyback Rights

The Registration Rights Agreement does not entitle the Purchasers to piggyback registration rights.

Transferability of Registration Rights

The Registration Rights Agreement is binding upon the parties thereto and their successors and will inure to the benefit of each Purchaser and its successors and permitted assigns. Neither party may assign the Registration Rights Agreement without the prior written consent of the other party.

Expenses of Registration

The Company will bear all fees and expenses incident to the performance of the Registration Rights Agreement including all registration and filing fees and related expenses, as well as fees and expenses of persons retained by the Company to carry out its obligations under the Registration Rights Agreement (including independent public accountants). The Company will not bear any underwriters’, brokers’ and dealers’ discounts and commissions, transfer taxes or other similar fees incurred by the Purchasers in connection with the sale of registrable securities.

Indemnification

Subject to certain exceptions, the Company has agreed to indemnify each Purchaser, its officers, directors, employees and affiliates, and each person that controls such Purchaser and the officers, directors and employees of each such controlling party, against all losses, claims, damages, liabilities, costs and expenses arising out of or relating to any violation of securities laws or any untrue or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact required to be stated, in any registration statement, except to the extent such untrue statements or omissions are based solely upon information regarding the relevant Purchaser(s) furnished in writing to the Company by such Purchaser(s) expressly for use therein. The Purchasers have agreed to indemnify the Company against certain liabilities arising from any untrue or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact required to be stated, in any registration statement, furnished in writing by the Purchasers to the Company for inclusion in any registration statement in connection with the registration and sale of the securities.

Shareholder Agreement

As noted above, on April 17, 2017, the Company, Southeastern and the Purchasers entered into a Shareholder Agreement (the “Shareholder Agreement”). Pursuant to the Shareholder Agreement, Southeastern and the Purchasers agreed that Southeastern, the Purchasers and their affiliates (collectively, the “Covered Entities”) will not, subject to certain exclusions, transfer or otherwise dispose of any capital stock of the Company beneficially owned by the Covered Entities in an unregistered sale or in a direct placement as part of a registered offering to the extent such transfer or disposition would result in any person acquiring, directly or indirectly, alone or in concert with others, beneficial ownership of more than 16,454,200 shares of Common Stock on a fully diluted basis, subject to adjustment for certain capitalization transactions (the “Share Limit”). Southeastern and the Purchasers also agreed that for three years after the date of the Shareholder Agreement the Covered Entities will not (i) acquire additional capital stock of the Company that would result in the Covered Entities acquiring, directly or indirectly, alone or in concert with others, beneficial ownership of more than the Share Limit (subject to certain exclusions), (ii) publicly propose any merger, consolidation, division, acquisition or exchange of substantially all assets or equity, tender offer, share purchase, restructuring, recapitalization, liquidation or similar transactions involving the Company, or (iii) take certain actions relating to the foregoing. The Shareholder Agreement contains other covenants and provisions customary for agreements of a type similar to the Shareholder Agreement. As a result of pending transactions subject to the expiration or termination of the waiting period under the HSR Act, the Covered Entities are expected to beneficially own capital stock of the Company equal to the Share Limit.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their respective shares of Common Stock or Series A Preferred Stock on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling the securities or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	underwritten public offerings;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through options, swaps or derivatives;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. If a selling shareholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

In addition, any of the selling shareholders may enter into derivative, hedging, forward sale, option or other types of transactions with third parties, or sell securities not covered by the registration statement of which this prospectus forms a part to third parties, through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through an underwritten public offering, through privately negotiated transactions or through a combination of any such methods of sale. In connection with such a transaction, the third parties may sell securities covered by and pursuant to the registration statement of which this prospectus forms a part and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from any of the selling shareholders or others to settle such sales and may use securities received from selling shareholders to close out or hedge any related short positions. Any selling shareholder may also loan or pledge securities covered by the registration statement of which this prospectus forms a part and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to the registration statement of which this prospectus forms a part and the applicable prospectus supplement or pricing supplement, as the case may be.

There can be no assurance that the selling shareholders will sell any or all of the securities under this prospectus. Further, we cannot assure you that the selling shareholders will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling shareholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

In the Registration Rights Agreement, we have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against certain liabilities arising from any untrue or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact required to be stated, in any registration statement, furnished in writing by the selling shareholders to the Company for inclusion in any registration statement in connection with the registration and sale of the securities. In addition, we have agreed to pay all of the expenses incidental to the registration of the securities to the public incurred by us, including the payment of federal securities law and state blue sky registration fees. We will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of the securities nor any other fees or expenses incurred by the selling shareholders in connection with the registration of the securities.

Agents and underwriters may be entitled under agreements entered into with the selling shareholders to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, us and the selling shareholders in the ordinary course of business. The specific terms of any lock-up provisions in respect of any given offering will be described in an applicable prospectus supplement.

Certain entities that may act as underwriters and their respective affiliates may have, from time to time, performed, and may perform in the future, various financial advisory and investment banking services for us, the selling shareholders and affiliates, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the issuance of the securities offered in this prospectus is being passed upon for us by Day Pitney LLP, Parsippany, New Jersey. If counsel for the selling shareholders or underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EASTMAN KODAK COMPANY

SERIES A CONVERTIBLE PREFERRED STOCK

COMMON STOCK

PROSPECTUS

May 5, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts, other than the SEC registration fee, are estimated and actual costs and expenses may vary significantly from such estimates based on the number and nature of offering(s) in which securities are issued.

Type	Amount
SEC registration fee	$23,180
Printing expenses	50,000
Legal fees and expenses	150,000
Accounting fees and expenses	75,000
Transfer agent fees and expenses	10,000
Miscellaneous expenses	10,000

Total	$318,180

Item 15.	Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of New Jersey.

The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The New Jersey Business Corporation Act further provides that indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Article 6 of the Second Amended and Restated Certificate of Incorporation of the registrant provides that to the fullest extent permitted by the New Jersey Business Corporation Act, directors and officers of the registrant shall not be personally liable to the registrant or its shareholders for damages for breach of any duty owed to the registrant or its shareholders.

Section 2(a) of Article 7 the Third Amended and Restated By-laws of the registrant provides that the registrant shall indemnify and hold harmless against all liabilities any person who is or was a director or officer, including the director’s or officer’s estate (an “Indemnitee”), who is or was a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in respect of any past, present or future matter, including any action suit or proceeding by or in the right of the corporation (an “Action”), by reason of the fact that the Indemnitee is or was serving as a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of any other enterprise; provided, however, that the corporation shall not indemnify an Indemnitee if a judgment or other final adjudication adverse to the Indemnitee establishes that the Indemnitee’s acts or omissions (a) were acts or omissions that the Indemnitee knew or believed to be contrary to the best interests of the corporation or shareholders in connection with a matter to which he had a material conflict of interest, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit. Subject to the receipt by the corporation of an undertaking by the Indemnitee to repay Expenses if there shall be a judgment or other final adjudication that the Indemnitee is not entitled to receive reimbursement of Expenses from the corporation, the corporation shall pay or reimburse an Indemnitee within 20 days following the later of (i) the receipt of such undertaking and (ii) receipt of a demand from the Indemnitee for payment or reimbursement of Expenses, in advance of final disposition or otherwise, to the full extent authorized or permitted by law, Expenses as incurred by the Indemnitee in defending any actual or threatened Action by reason of the fact that the Indemnitee is or was serving as a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of any other enterprise; provided, however, the corporation shall not be required hereunder to further pay or reimburse Expenses and, if requested by the corporation, shall be entitled to repayment of Expenses from the Indemnitee following any plea formally entered by or formal written admission by the Indemnitee in the Action for which the Indemnitee has sought payment or reimbursement of Expenses or indemnification that the Indemnitee has committed such acts or omissions establishing that the Indemnitee is not entitled to indemnification pursuant to subsection (a). The Indemnitee shall be entitled to be paid or reimbursed for Expenses incurred in any Action to obtain indemnification or payment or reimbursement of Expenses under subsection (a) on the same terms, conditions and limitations as the Indemnitee is entitled to Expenses under the previous sentence. The corporation shall not be obligated under subsection (a) to provide any indemnification or any payment or reimbursement of Expenses to an Indemnitee in connection with an Action (or part thereof) initiated by the Indemnitee unless the Board has authorized or consented to the Action (or part thereof) in a resolution adopted by the Board. For the purposes of Article 7, “Expenses” shall include, without limitation, all reasonable fees, costs and expenses, including without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, or investigating an Action, including any Action to obtain indemnification or payment or reimbursement of Expenses.

In addition, Section 2(b) of Article 7 of the Third Amended and Restated By-laws of the registrant also provides that, to the extent authorized from time to time by the board or directors of the registrant and subject to any terms and conditions thereof, the corporation may, to the full extent authorized or permitted by law, advance Expenses and indemnify and hold harmless against liabilities any person not covered by subsection (a) of Section 2, including the person’s estate (an “Employee Indemnitee”), who is or was an employee or agent of this corporation, or who is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of any other enterprise, or the legal representative of any such person, and who is or was a party to or threatened to be made a party to any Action by reason of the fact that the Employee Indemnitee is or was serving in any of the foregoing capacities.

Section 3 of Article 7 of the Third Amended and Restated By-laws of the registrant further provides that the right of an Indemnitee or Employee Indemnitee to indemnification and payment or reimbursement of Expenses by the corporation under Section 2 of Article 7 of the Third Amended and Restated By-laws shall be in addition to, and not in lieu of, any statutory or other right of indemnification or payment, advancement or reimbursement of Expenses provided to any Indemnitee or Employee Indemnitee. Section 3 of Article 7 further provides that no amendment of Article 7 of the Third Amended and Restated By-laws shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Item 16.	Exhibits.

A list of exhibits filed with this registration statement is set forth in the Exhibit Index, and such exhibits are incorporated into this Item 16 by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(iii)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	In connection with offerings of securities to existing security holders pursuant to warrant or rights where any securities not taken by security holders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period for a warrant or rights offering, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(8)	In connection with offerings of securities at competitive bids: (a) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Exchange Act of 1934, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (b) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(9)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of

1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(10)	That:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eastman Kodak Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on May 5, 2017.

EASTMAN KODAK COMPANY

By:	/s/ Sharon E. Underberg
Name:	Sharon E. Underberg
Title:	General Counsel, Secretary & Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Jeffrey J. Clarke	Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2017

* David E. Bullwinkle	Chief Financial Officer (Principal Financial Officer)	May 5, 2017

* Eric H. Samuels	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 5, 2017

* Mark S. Burgess	Director	May 5, 2017

* James V. Continenza	Chairman	May 5, 2017

* Matthew A. Doheny	Director	May 5, 2017

* John A. Janitz	Director	May 5, 2017

* George Karfunkel	Director	May 5, 2017

* Jason New	Director	May 5, 2017

* William G. Parrett	Director	May 5, 2017

* Derek Smith	Director	May 5, 2017

* By:	/s/ Sharon E. Underberg
Sharon E. Underberg
Attorney-in-fact

Exhibit Index

Exhibit No.	Description

1.1*	Form of Underwriting Agreement relating to the securities offered by this registration statement.

4.1	Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company, effective as of September 3, 2013 (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on form S-8 filed on September 3, 2013).

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company, effective as of November 14, 2016 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 16, 2016).

4.3	Third Amended and Restated By-laws of Eastman Kodak Company, effective as of May 16, 2014 (incorporated herein by reference to Exhibit 3.1 of the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed on August 5, 2014).

4.4	Series A Preferred Stock Purchase Agreement, dated as of November 7, 2016, by and among Eastman Kodak Company, Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 7, 2016).

4.5	Registration Rights Agreement, dated as of November 15, 2016, by and among Eastman Kodak Company, Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on November 16, 2016).

4.6	Shareholder Agreement, dated as of April 17, 2017, by and among Eastman Kodak Company, Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited, Deseret Mutual Pension Trust and Southeastern Asset Management, Inc. (Filed herewith).

5.1	Opinion of Day Pitney LLP (Previously filed).

12.1	Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends (Previously filed).

23.1	Consent of Day Pitney LLP (Previously filed).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (Filed herewith).

24.1	Powers of Attorney (Previously filed).

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.